EXHIBIT 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE

Cheniere Partners Announces Upsize and Pricing of $1.5 Billion Senior Secured Notes due 2027 by Sabine Pass Liquefaction, LLC

Houston, Texas - September 19, 2016 - Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE MKT: CQP) announced today that its wholly owned subsidiary, Sabine Pass Liquefaction, LLC (“SPL”), has upsized and priced its previously announced offering of Senior Secured Notes due 2027 (the “SPL 2027 Notes”). The principal amount of the offering has been increased from the initially announced $1.0 billion to $1.5 billion. The SPL 2027 Notes will bear interest at a rate of 5.00% per annum and will mature on March 15, 2027. The SPL 2027 Notes are priced at par. The closing of the offering of the SPL 2027 Notes is expected to occur on September 23, 2016.
SPL intends to use the net proceeds from the offering (after deducting the initial purchasers’ commissions, estimated fees and expenses and incremental interest during construction related to the SPL 2027 Notes) to prepay all of the principal amounts currently outstanding under SPL’s credit facilities (the “2015 SPL Credit Facilities”) and pay capital costs in connection with the construction of the first five trains of its natural gas liquefaction facility currently under construction in Cameron Parish, Louisiana. In connection with the offering, SPL will reduce commitments on a ratable basis under its 2015 SPL Credit Facilities. The SPL 2027 Notes will rank pari passu in right of payment with all existing and future senior secured indebtedness of SPL, including borrowings under the 2015 SPL Credit Facilities, its outstanding senior secured notes due 2021, senior secured notes due 2022, senior secured notes due 2023, senior secured notes due 2024, senior secured notes due 2025, and senior secured notes due 2026 and its obligations under its working capital facility.
The offer of the SPL 2027 Notes has not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and the SPL 2027 Notes may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale of these securities would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements.” All statements, other than statements of historical fact, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, statements regarding Cheniere Partners’ business strategy, plans and objectives, including the use of proceeds from the offering. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners’ periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

CONTACTS:
Investors: Randy Bhatia: 713-375-5479
Media: Faith Parker: 713-375-5663